Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST BANCORP
(Exact name of registrant, as specified in its charter)

North Carolina	56-1421916

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer) Identification No.)

341 North Main Street, P.O. Box 508, Troy, North Carolina 27371-0508
(Address of Principal Executive Offices)

AMENDED AND RESTATED FIRST BANCORP
CCB NON-QUALIFIED STOCK OPTION PLAN
(Full Title of the Plan)

James H. Garner
President, Chief Executive Officer and Treasurer
341 North Main Street
Post Office Box 508
Troy, North Carolina 27371-0508
(Name and Address of Agent For Service)

(910) 576-6171
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Henry H. Ralston, Esq.
Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street
Suite 1900
Charlotte, North Carolina 28246
(704) 377-2536

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount To Be	Offering Price Per	Aggregate Offering	Amount Of
To Be Registered	Registered (1)	Unit (2)	Price	Registration Fee

Common Stock, no par value, issuable under the First Bancorp CCB Non-Qualified Stock Option Plan	52,000	$6.25	$325,000.00	$26.29

(1)	Represents the number of unexercised options outstanding under the plan, which was assumed in connection with the merger of Carolina Community Bancshares, Inc. into the Registrant, multiplied by two times the exchange ratio of 0.8 as set forth in the merger agreement for such merger. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also relates to an indeterminate number of additional shares of Common Stock issuable with respect to the shares registered hereunder in the event of a stock split, stock dividend or other similar transaction.

(2)	Represents the original exercise price of all unexercised options outstanding under the plan assumed in connection with the merger of Carolina Community Bancshares, Inc. into the Registrant, divided by two times the exchange ratio of 0.8 as set forth in the merger agreement for such merger, resulting in the new exercise price.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation by Reference.

     The following documents are incorporated by reference into this registration statement:

     (a)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

     (b)  The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2002, June 30, 2002, and March 31, 2002;

     (c)  The Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on July 17, 2002;

     (d)  The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-4 filed with the Commission on March 16, 2001, and Amendment No. 1 thereto filed with the Commission on April 18, 2001;

     (e)  All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this registration statement have been sold or which deregisters all securities then remaining unsold; and

     (f)  All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of its latest fiscal year.

Item 6. Indemnification of Directors and Officers.

     Section 55-2-02 of the North Carolina Business Corporation Act (the “Business Corporation Act”) enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director. No such provision is effective to eliminate or limit a director’s liability for (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation, (ii) improper distributions as described in Section 55-8-33 of the Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. The Registrant’s articles of incorporation limit the personal liability of its directors to the fullest extent permitted by the Business Corporation Act.

     Sections 55-8-50 through 55-8-58 of the Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative because of the fact that such person was or is a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee or agent (i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (2) that in all other cases his conduct was not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55 of the Business Corporation Act. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or in connection with any other proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

     In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the Business Corporation Act permits a corporation to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses (including counsel fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Registrant’s bylaws provide for indemnification to the fullest extent permitted under the Business Corporation Act, and the Registrant has separate indemnification agreements with various current and past directors and officers.

     Because of its agreements to indemnify, the Registrant may indemnify its directors, officers, employees and agents in accordance with either the statutory or nonstatutory standard. Sections 55-8-52 and 55-8-56 of the Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was, or was threatened to be, made a party because he is or was a director or officer of the corporation. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56 of the Business Corporation Act.

     Additionally, Section 55-8-57 of the Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the Business Corporation Act to indemnify that person. The Registrant has purchased and maintains such insurance.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Copy of Articles of Incorporation of the Registrant and amendments thereto were filed as Exhibits 3.a.i-3.a.v to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2002, and are incorporated herein by reference.
4.2	Copy of the Bylaws of the Registrant was filed as Exhibit 3.b to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, and is incorporated herein by reference.
4.3	Form of common stock certificate, filed as Exhibit 4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, is incorporated herein by reference.
5.1	Opinion of Robinson, Bradshaw & Hinson, P.A.
23.1	Consent of Robinson, Bradshaw & Hinson, P.A. (contained in Exhibit 5.1)
23.2	Consent of KPMG LLP.
24.1	Powers of Attorney (included on signature page to this registration statement)

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of North Carolina on the 25th day of February, 2003.

First Bancorp

By:	/s/ James H. Garner

James H. Garner
President, Chief Executive Officer and Treasurer

POWER OF ATTORNEY

     Each of the undersigned hereby constitutes and appoints James H. Garner, Anna G. Hollers and Eric P. Credle, and each of them, with full power to act without the other and with full power of substitution and resubstitution, his true and lawful attorneys-in-fact and agents, for him and in his name, place, and stead, in any and all capacities, to sign on his behalf any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and any related registration statement (and any amendments thereto) filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that such attorneys-in-fact or agents, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated on the 25th day of February, 2003.

/s/ James H. Garner	/s/ Anna G. Hollers

James H. Garner	Anna G. Hollers
President, Chief Executive Officer, Treasurer and Director	Executive Vice President and Secretary
(Principal Executive Officer)

/s/ Eric P. Credle Eric P. Credle
Senior Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

/s/ Jesse S. Capel	/s/ William E. Samuels

Jesse S. Capel	William E. Samuels
Chairman of the Board	Vice-Chairman of the Board
Director	Director

/s/ Jack D. Briggs	/s/ Edward T. Taws

Jack D. Briggs	Edward T. Taws
Director	Director

/s/ H. David Bruton, M.D.	/s/ Frederick H. Taylor

H. David Bruton, M.D.	Frederick H. Taylor
Director	Director

/s/ David L. Burns	/s/ Virginia C. Thomasson

David L. Burns	Virginia C. Thomasson
Director	Director

/s/ John F. Burns	/s/ Goldie H. Wallace-Gainey

John F. Burns	Goldie H. Wallace-Gainey
Director	Director

/s/ James G. Hudson, Jr.	/s/ A. Jordan Washburn

James G. Hudson, Jr.	A. Jordan Washburn
Director	Director

/s/ George R. Perkins, Jr.	/s/ Dennis A. Wicker

George R. Perkins, Jr.	Dennis A. Wicker
Director	Director

/s/ Thomas F. Phillips	/s/ John C. Willis

Thomas F. Phillips	John C. Willis
Director	Director